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                                                                    EXHIBIT 11.0

                       COMPUTATION OF EARNINGS PER SHARE

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
                                                  YEAR ENDED JULY 31
                                       -----------------------------------------
                                           1997           1996           1995
Net income (A)                         $30,806,860    $20,555,775    $13,144,766
Net Income with conversion (B)         $34,671,128          -              -

Weighted average shares outstanding     24,059,091     23,164,857     20,182,042
Incremental shares--contingent shares    1,414,647        880,361         76,923
Incremental shares--stock options          878,638        611,782        425,035
                                       -----------    -----------    -----------

Subtotal (C)                            26,352,376     24,657,000     20,684,000

Incremental shares--Contingent shares      381,476        549,000        300,000
Incremental shares--Stock options           15,269          0              0
Debenture shares                         4,190,476          0              0
                                       -----------    -----------    -----------

Total (D)                               30,939,597     25,206,000     20,984,000
                                       ===========    ===========    ===========

Primary earnings per share:
Net Income (A/C)                       $      1.17    $      0.83    $      0.64
                                       ===========    ===========    ===========

Fully diluted earnings per share:
Net Income (A/D for 1996 and 1995)     $      1.12    $      0.82    $      0.63
           (B/D for 1997)              ===========    ===========    ===========

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